                                                                    EXHIBIT 12.1

                        SOUTHERN CALIFORNIA GAS COMPANY
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                     ACTUAL

                                                                                                    NINE MONTHS
                                                                                                       ENDED
                                                        YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                       ----------------------------------------------------------  -------------
                                          1992        1993        1994        1995        1996         1997
                                       ----------  ----------  ----------  ----------  ----------  -------------
Earnings before fixed charges and
 taxes based on income:
  Net income.........................  $  194,716  $  193,676  $  190,513  $  214,833  $  201,111   $   187,181
    Fixed charges....................     116,504     116,890     120,111     108,645     100,015        75,611
    Income taxes charged to
      operations.....................     164,487     134,491     145,603     161,274     144,213       139,589
    Income taxes on nonoperating
      income.........................        (570)     (5,670)       (941)        277       3,581         3,264
                                       ----------  ----------  ----------  ----------  ----------  -------------
      Earnings before fixed charges
        and taxes based on income....  $  475,137  $  439,387  $  455,286  $  475,029  $  448,920   $   405,645
                                       ----------  ----------  ----------  ----------  ----------  -------------
                                       ----------  ----------  ----------  ----------  ----------  -------------
Fixed charges:
  Interest and amortization..........  $  105,509  $  104,986  $  106,448  $   93,802  $   86,088   $    64,985
  Rental expenses approximating
    interest charges included in
    operating expenses...............      10,995      11,904      13,663      14,843      13,927        10,625
                                       ----------  ----------  ----------  ----------  ----------  -------------
      Total actual fixed charges.....  $  116,504  $  116,890  $  120,111  $  108,645  $  100,015   $    75,610
                                       ----------  ----------  ----------  ----------  ----------  -------------
                                       ----------  ----------  ----------  ----------  ----------  -------------
Ratio of earnings to fixed charges...        4.08        3.76        3.79        4.37        4.49          5.36
                                       ----------  ----------  ----------  ----------  ----------  -------------
                                       ----------  ----------  ----------  ----------  ----------  -------------
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    For purpose of the above computation, earnings represent income before income taxes plus fixed charges, and fixed charges represent interest charges
(including amortization of bond premium, discount and expense) plus a portion of rental expense approximating interest charges.